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                                                                   EXHIBIT 10.15

          INTERCOMPANY ADMINISTRATIVE SERVICES/OUTSOURCING AGREEMENT


         THIS INTERCOMPANY ADMINISTRATIVE SERVICES/OUTSOURCING AGREEMENT, dated as of June 30, 1997 (the "Agreement"), is made by and between NOVASTAR FINANCIAL, INC., a Maryland corporation ("NovaStar"), and NOVASTAR MORTGAGE, INC., a Virginia corporation ("Mortgage").

                                   RECITALS

         A. Mortgage is an indirect affiliate of Nova Star in that Mortgage is a wholly owned subsidiary of NFI Holding Corporation (NFI). NovaStar owns 100% of NFI's Series A (non-voting) Preferred Stock, for which it receives 99% of NFI's economic benefits. NFI in turn owns 100% of the outstanding capital stock of Mortgage.

         B. NovaStar desires for Mortgage to provide and Mortgage is willing to provide to NovaStar certain administrative services as described herein, in each case on the terms and conditions set forth herein.

                                   AGREEMENT

         ACCORDINGLY, in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Provision of Services. NovaStar may engage the services of Mortgage with respect to, and upon the request of NovaStar, Mortgage will perform, the Administrative Services described as Schedule 1 attached hereto, as well as other administrative services necessary or appropriate to enable NovaStar to conduct its business.

         2. No Limitations. There are no contractual limitations on Mortgage's ability to perform any of the activities set forth in Schedule 1 on its own behalf, nor on NovaStar's ability to utilize the staff and resources of Mortgage for such activities, provided that NovaStar pays Mortgage for services as provided herein. NovaStar shall be responsible for determining those services it requires Mortgage to perform and for notifying Mortgage of any special requirements with regard to such services.

         3. Compensation for Services. NovaStar shall reimburse Mortgage for the costs and expenses incurred by Mortgage in furnishing or obtaining any of the services provided for herein at rates mutually agreed upon by an officer of each party. Such compensation for the initial term to be as set forth on Schedule 2 attached hereto.

         4. Payment Dates. Invoices for amounts due pursuant to paragraph 3 shall be rendered at least quarterly but not more often than monthly. Any amounts due shall be paid, or shall be satisfied by way of offset against any obligation of the parties to each other, within thirty (30) days after receipt of the invoice.

         5. Term. This Agreement shall have an initial term of six months from the date hereof, terminating on December 31, 1997. After the initial term it shall automatically renew on each anniversary date for a one (1) year renewal term until either party gives the other party at least three (3) months' prior written notice of its intent to terminate this Agreement at the end of a renewal term.

         6. Termination of Employees and Consultants. Mortgage shall have the right to hire and terminate the employment or engagement of its own employees and management consultants.
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         7.  Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if delivered personally or mailed by registered or certified mail return receipt requested with first class postage prepaid as follows:
                  If to Mortgage:
                           NovaStar Mortgage, Inc.
                           Lance Anderson, President & CEO
                           1900 W. 47/th/ Place, Suite 205
                           Westwood, KS 66205

                  If to NovaStar:
                           NovaStar Financial, Inc.
                           Scott Hartman, Chairman & CEO
                           1900 West 47/th/ Place, Suite 205
                           Westwood, KS 66205

             or such other address as any person may request by notice given. Notices sent as provided herein shall be deemed to have been delivered on the fifth business day following the date on which it is so mailed.

         8. Governing Law. This agreement shall be governed by and construed under the laws of the State of Maryland without regard to such state's provisions pertaining to choice of law.

         9. Amendment. This Agreement, including the Exhibits hereto and all other agreements and documents executed in connection herewith, constitutes the entire agreement among the parties hereto with respect to the subject hereof and no amendment, alteration or modification of the Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed by each party hereto.

         10. No Third Party Beneficiaries. Each of the provisions of this Agreement is for the sole and exclusive benefit of the parties hereto, respectively, as their interests shall appear, and shall not be deemed to be for the benefit of any other person or entity or group of persons or entities.

         11. Successors and Assigns. This Agreement shall bind and inure to the benefit of each party hereto, and to each party's successors, assigns, agents and representatives.

         12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.



         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date herein above written.

                                     NOVASTAR FINANCIAL INC.

                                     By:
                                        -------------------------------

                                        Name:
                                        Title:


                                     NOVASTAR MORTGAGE, INC.

                                     ----------------------------------

                                     By:
                                        -------------------------------

                                        Name:
                                        Title: